Exhibit 10.39

NOTE: This Performance Restricted Stock Unit Award Agreement is applicable to performance restricted stock unit awards made to members of the Managing Committee (“Participants”) of U.S. Bancorp (the “Company”) on and after January 1, 2018. These performance restricted stock unit awards have the terms and conditions set forth in (a) each Participant’s grant detail (the “Grant Detail”), which can be accessed on the Fidelity Website at www.netbenefits.com (or the website of any other stock plan administrator selected by the Company in the future), and (b) the form of Exhibit A hereto (which will be completed to include all information called for therein) (the “Completed Exhibit A”) provided to such Participant as soon as administratively feasible following the date on which the award is made. The Grant Detail may be viewed at any time on this Website, and the Grant Detail may also be printed out. In addition to the individual terms and conditions set forth in the Grant Detail and the Completed Exhibit A, each performance restricted stock unit award will have the terms and conditions set forth in the form of Performance Restricted Stock Unit Award Agreement below. As a condition of each performance restricted stock unit award, Participant accepts the terms and conditions of the Performance Restricted Stock Unit Award Agreement, the Grant Detail and the Completed Exhibit A.

U.S. BANCORP

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT, together with the Grant Detail and the Completed Exhibit A which are incorporated herein by reference (collectively, the “Agreement”), sets forth the terms and conditions of a performance restricted stock unit award representing the right to receive shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The grant of this performance restricted stock unit award is made pursuant to the Company’s 2015 Stock Incentive Plan, which was approved by shareholders on April 21, 2015 (the “Plan”) and is subject to its terms. Capitalized terms that are not defined in the Agreement shall have the meaning ascribed to such terms in the Plan.

The Company and Participant agree as follows:

1. Award

Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant a performance restricted stock unit award entitling Participant to the number of performance restricted stock units (the “Units”) equal to the “Target Award Number” set forth in Participant’s Grant Detail (such number of units, the “Target Award Number”). The Target Award Number shall be adjusted upward or downward as provided in the Completed Exhibit A. The number of Units that Participant will receive under the Agreement, after giving effect to such adjustment, is referred to herein as the “Final Award Number.” Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of the Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to the Units granted hereunder are referred to as the “Shares.” Participant’s Grant Detail sets forth the date of grant of this award (the “Grant Date”). The Completed Exhibit A sets forth (a) the performance period over which the Final Award Number will be determined (the “Performance Period”), and (b) the date on which the Final Award Number will be determined (the “Determination Date”).

2. Vesting; Forfeiture

(a) Time-Based Vesting Conditions. Subject to the terms and conditions of the Agreement, if the Participant remains continuously employed by the Company or an Affiliate of the Company through the Vesting Date as set forth in the Participant’s Grant Detail at the time of grant (the “Scheduled Vesting Date”), the number of Units equal to the Final Award Number shall become vested on the Scheduled Vesting Date. and will be settled and Shares delivered in accordance with Section 3(a), provided that Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant. Except as otherwise provided in the Agreement, if Participant ceases to be an employee of the Company and its Affiliates prior to the Scheduled Vesting Date, all Units that have not become vested previously shall be immediately and irrevocably forfeited.

(b) Continued Vesting Upon Separation From Service Due to Retirement. Notwithstanding Section 2(a), if Participant has a Separation From Service (as defined in Section 10) with the Company or any Affiliate by reason Retirement (as defined in Section 10), prior to the Scheduled Vesting Date, and provided such Separation From Service is not a Qualifying Termination, the Units shall not be forfeited, but rather, the Participant’s Target Award Number will be adjusted by pro-rating as follows. The Participant’s Target Award Number will be adjusted by dividing the number of days during the Performance Period prior to Participant’s Separation From Service by the total number of days in the Performance Period. The resulting number will be the Participant’s “Pro-rated Target Award Number”. Following the end of the Performance Period, Participant’s Pro-rated Target Award Number will be adjusted upward or downward as provided in the Completed Exhibit A to determine Participant’s Final Award Number. Subject to the terms of the Agreement, including Section 2(f) hereof, and provided that Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, the number of Units equal to the Final Award will be settled and Shares delivered in accordance with Section 3(a).

(c) Continued Vesting Following Death or Disability. If Participant ceases to be an employee by reason of death, or if Participant has a Separation From Service by reason of Disability (as defined in Section 10) prior to the Scheduled Vesting Date, then the Units shall not be forfeited. Rather, the Target Award Number will be eligible to become vested following the end of the Performance Period, subject to adjustment upward or downward as provided in the Completed Exhibit A to determine Participant’s Final Award Number. Subject to the terms of the Agreement, including Section 2(f) hereof, and provided the Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, the number of Units equal to the Final Award will be settled and Shares delivered in accordance with Section 3(a).

(d) Continued Vesting Following a Qualifying Termination. Notwithstanding the vesting provisions contained in Section 2(a) and 2(b) above, but subject to the other terms and conditions of the Agreement, if Participant experiences a Qualifying Termination (as defined in Section 10) prior to the Scheduled Vesting Date, then the Units shall not be forfeited, but rather the Target Award Number will be eligible to become vested following the end of the Performance Period, subject to adjustment upward or downward as provided in the Completed Exhibit A to determine Participant’s Final Award Number. Subject to the terms of the Agreement, including Section 2(f) hereof, and provided the Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, the number of Units equal to the Final Award will be settled and Shares delivered in accordance with Section 3(b). Notwithstanding the foregoing, if in connection with a Change in Control the Units are adjusted, or units in the acquiring or surviving entity are substituted for the Units, or the Plan is terminated, in each case as permitted under the Plan and in accordance with Section 409A, then the terms of such adjustment, substitution or plan termination will govern the treatment of the Units.

(e) Forfeiture on Termination of Employment for Cause and on Breach of Confidentiality Agreement. If Participant violates the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, all Units that have not been settled (and Shares delivered) previously shall be immediately and irrevocably forfeited. If Participant’s employment with the Company is terminated for Cause, all Units that have not been settled (and Shares delivered) previously shall be immediately and irrevocably forfeited. Upon forfeiture, Participant shall have no rights relating to the forfeited Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units and the right to receive Dividend Equivalents).

(f) Special Risk-Related Cancellation Provisions. Notwithstanding any other provision of the Agreement, if at any time subsequent to the Grant Date the Committee determines, in its sole discretion, that Participant has (i) failed to comply with Company policies and procedures, including the Code of Ethics and Business Conduct, (ii) violated any law or regulation, (iii) engaged in negligent or willful misconduct, or (iv) engaged in activity resulting in a significant or material control deficiency under the Sarbanes-Oxley Act of 2002, and such failure, violation, misconduct or activity (A) demonstrates an Inadequate Sensitivity (as defined below) to the inherent risks of Participant’s business line or functional area, and (B) results in, or is reasonably likely to result in, a material adverse impact (whether financial or reputational) on the Company or Participant’s business line or functional area, all or part of the Units granted under the Agreement that have not been settled (and Shares delivered) at the time of such determination may be cancelled, and, if so cancelled, Participant will have no rights with respect to the Units. “Inadequate Sensitivity” means Participant has engaged in imprudent activities that subject the Company to risk outcomes in future periods, including risks that may not be apparent at the time the activities are undertaken.

3. Distribution of Shares with Respect to Units

Subject to the terms of the Agreement, following the vesting of Units and following the payment of any applicable withholding taxes pursuant to Section 7 hereof, the Company shall cause to be issued and delivered to Participant (including through book entry) Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:

(a) General Rule. As soon as administratively feasible following the Scheduled Vesting Date (but in no event later than December 31st of the year in which such Scheduled Vesting Date occurs), all Shares issuable pursuant to Units that become vested in accordance with Sections 2(a) through 2(c) hereof shall be distributed to Participant, or in the event of Participant’s death, to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution.

(b) Qualifying Termination Distributions. Except as otherwise provided in this Section 3(b), as soon as administratively feasible following the Scheduled Vesting Date (but in no event later than December 31st of the year in which such Scheduled Vesting Date occurs), all Shares issuable pursuant to Units that become vested in accordance with Sections 2(d) hereof shall be distributed to Participant, or in the event of Participant’s death, to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution. Notwithstanding the foregoing, if in connection with a Change in Control the Units are adjusted, or units in the acquiring or surviving entity are substituted for the Units, or the Plan is terminated, in each case as permitted under the Plan and in accordance with Section 409A, then the terms of such adjustment, substitution or plan termination will govern the treatment of the Units, including the time and manner of settlement of the Units.

In the event that the number of Shares distributable pursuant to this Section 3 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.

4. Rights as Shareholder; Dividend Equivalents

Prior to the distribution of Shares with respect to Units pursuant to Section 3 above, Participant shall not have ownership or rights of ownership of any Shares underlying the Units; provided, however, that Participant shall be entitled to accrue cash Dividend Equivalents on outstanding Units (i.e. Units that have not been forfeited or settled), whether vested or unvested, if cash dividends on the Common Stock are declared by the Board on or after the Grant Date. Prior to the Determination Date, Participant will accrue cash Dividend Equivalents on Units equal to the Target Award Number. Specifically, when cash dividends are paid with respect to a share of outstanding Common Stock, an amount of cash per Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock will be accrued with respect to each Unit in Participant’s Target Award Number. On the Determination Date, the dollar amount of Participant’s cumulative accrued Dividend Equivalents as of the Determination Date will be multiplied by Participant’s Target Award Number Percentage to determine the amount of cash Dividend Equivalents that will be paid to Participant. Dividend Equivalents will be paid in cash on the date on which the underlying Units giving rise to the Dividend Equivalents are settled and paid out. The Dividend Equivalents shall be treated as earnings on, and as a separate amount from, the Units for purposes of Section 409A of the Code.

5. Restriction on Transfer

Except for transfers by will or the applicable laws of descent and distribution, the Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company. No such attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise (except by will or laws of descent and distribution), shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares issuable with respect to the Units.

6. Securities Law Compliance

The delivery of all or any of the Shares in accordance with this Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

7. Income Tax Withholding

In order to comply with all applicable federal, state, local and foreign income and payroll tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Without limiting the foregoing, the Company may, but is not obligated to, permit or require the satisfaction of tax withholding obligations through net Share settlement at the time of delivery of Shares (i.e. the Company withholds a portion of the Shares otherwise to be delivered with a Fair Market Value, as such term is defined in the Plan, equal to the amount of such taxes, but only to the extent necessary to satisfy certain statutory withholding requirements to avoid adverse accounting treatment under ASC 718) or through an open market sale of Shares otherwise to be delivered, in each case pursuant to such rules and procedures as may be established by the Company.

8. Miscellaneous

(a) The Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the Fidelity Website at www.netbenefits.com (or the website of any other stock plan administrator selected by the Company in the future).

(b) The Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c) Participant acknowledges that the grant, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. It is intended that the Award shall comply with Section 409A of the Code, and the provisions of the Agreement and the Plan shall be construed and administered accordingly. Any amendment or modification of the Award (to the extent permitted under the terms of the Plan), will be undertaken in a manner intended to comply with Section 409A, to the extent applicable. Notwithstanding the foregoing, there is no guaranty or assurance as to the tax treatment of the Award. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting, amendment, or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes or other items.

9. Venue

Any claim or action brought with respect to this Award shall be brought in a federal or state court located in Minneapolis, Minnesota.

10. Definitions

For purposes of the Agreement, the following terms shall have the definitions as set forth below:

(a) “Change in Control” shall have the meaning ascribed to it in the Plan, but only if the event or circumstances constituting such change in control also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

(b) “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

(c) “Qualifying Termination” means:

(A) Participant’s Separation From Service with the Company and its Affiliates as a result of the Company’s termination of Participant’s employment for any reason other than Cause within 12 months following a Change in Control, provided that such a termination will not be a Qualifying Termination if: i) the Company has notified the Participant in writing more than 30 days prior to the Announcement Date that Participant’s employment is not expected to continue for more than 12 months following the date of such notification, and Participant’s employment is in fact terminated within such 12 month period; or ii) Participant has announced in writing, prior to the date the Company provides a Notice of Termination to Participant, that Participant intends to terminate his or her employment; or

(B) Participant’s Separation From Service with the Company and its Affiliates (other than as a result of Participant’s termination of employment by the Company for Cause) within 12 months following a Change in Control, if, at the time of such Separation From Service, Participant is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following such Participant’s most recent date of hire by the Company or its Affiliates.

For purposes of this definition, the term Company shall be deemed to include any Person that has assumed this Award (or provided a substitute award to Participant) in connection with a Change in Control.

(d) “Retirement” means a Separation From Service with the Company and its affiliates (other than for Cause) by a Participant who is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following such Participant’s most recent date of hire by the Company or its Affiliates.

(e) “Separation From Service” means a Participant’s separation from service with the Company and its affiliates, as determined under Treasury Regulation section 1.409A-1(h)(1), provided, that the term “affiliate” shall mean a business entity which is affiliated in ownership with the Company and that is treated as a single employer under the rules of section 414(b) and (c) of the Code (applying the eighty percent common ownership standard).

EXHIBIT A

TO

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Exhibit A to the Performance Restricted Stock Unit Award Agreement sets forth the manner in which the Final Award Number will be determined for each Participant.

Definitions

Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan, the Performance Restricted Stock Unit Award Agreement and Participant’s Grant Detail. The following terms used in the text of this Exhibit A and in the ROE Performance Matrix shall have the meanings set forth below:

“Company ROE Maximum” means ____%.

“Company ROE Minimum” means ____%.

“Company ROE Result” means the ROE achieved by the Company during the Performance Period.

“Company ROE Target” means ____%.

“Determination Date” means the date on which the Final Award Number is determined, which date shall not be later than 45 days after the last day of the Performance Period.

“Final Award Number” means the “Final Award Number” determined in accordance with this Exhibit A.

“Peer Group Companies” means the following companies: ____________________________________.

“Peer Group ROE Ranking Maximum” means the ____ percentile.

“Peer Group ROE Ranking Minimum” means the ____ percentile.

“Peer Group ROE Ranking Target” means the ____ percentile.

“Peer Group ROE” means the ROE achieved by the Peer Group Companies during the Performance Period.

“Peer Group ROE Ranking” means the percentile rank of the Company ROE Result relative to Peer Group ROE.

“Performance Period” means the period commencing on January 1, 20__ and ending December 31, 20__.

“ROE” means (a) net income applicable to the common shareholders of a company during the Performance Period, divided by (b) that company’s average common shareholders’ equity during the Performance Period.

“ROE Performance Matrix” means the ROE Performance Matrix set forth in this Exhibit A.

“Target Award Number” means the “Target Award Number” set forth in a Participant’s Grant Detail.

“Target Award Number Percentage” means the “Target Award Number Percentage” determined in accordance with the ROE Performance Matrix and the related rules set forth in this Exhibit A.

Determination of Final Award Number

Each Participant has been granted a number of Units equal to the Target Award Number. The Target Award Number will be adjusted upward or downward depending on (a) whether the Company ROE Result is greater or less than the Company ROE Target, and (b) the Peer Group ROE Ranking. The Final Award Number for each Participant will be determined by multiplying (i) the Target Award Number Percentage by (ii) the Target Award Number. The Target Award Number Percentage will be determined in accordance with the following ROE Performance Matrix and the related rules below:

ROE PERFORMANCE MATRIX

Company ROE Result (Vertical Axis)		Target Award Number Percentage
	Company ROE Maximum (__%) or more	75%	125%	150%
	Company ROE Target (___%)	50%	100%	125%
	Company ROE Minimum (___%) or less (but greater than zero)	25%	50%	75%
	Company ROE is 0% or less	0%	0%	0%

		Peer Group ROE Ranking Minimum or below	Peer Group ROE Ranking Target	Peer Group ROE Ranking Maximum or above
		Peer Group ROE Ranking (Horizontal Axis)

In determining the Target Award Number Percentage in accordance with the ROE Performance Matrix, the following rules will apply:

•	If the Company ROE Result is greater than the Company ROE Minimum and less than the Company ROE Target, the Target Award Number Percentage on the vertical axis will be determined by interpolation of the Company ROE Result between the Company ROE Minimum and the Company ROE Target.

•	If the Company ROE Result is greater than the Company ROE Target and less than the Company ROE Maximum, the Target Award Number Percentage on the vertical axis will be determined by interpolation of the Company ROE Result between the Company ROE Target and the Company ROE Maximum.

•	If the Peer Group ROE Ranking is greater than the Peer Group ROE Ranking Minimum and less than the Peer Group ROE Ranking Target, the Target Award Number Percentage on the horizontal axis will be determined by interpolation of the Peer Group ROE Ranking between the Peer Group ROE Minimum and the Peer Group ROE Target.

•	If the Peer Group ROE Ranking is greater than the Peer ROE Group Ranking Target and less than the Peer Group ROE Ranking Maximum, the Target Award Number Percentage on the horizontal axis will be determined by interpolation of the Peer Group ROE Ranking between the Peer Group ROE Target and the Peer Group ROE Maximum.

•	After the Target Award Number Percentage on each of the vertical axis and horizontal axis has been determined, the actual Target Award Number Percentage will be determined by interpolation of the data points (i.e., the percentages) set forth in the ROE Performance Matrix.

•	In no event shall the Target Award Number Percentage be greater than 150.0%.

The Final Award Number for each Participant shall be determined by the Committee on the Determination Date. The Grant Detail of each Participant shall be amended to reflect the Final Award Number as soon as administratively feasible after the Final Award Number for such Participant is determined.

Committee Determinations

The Committee shall make all determinations necessary to arrive at the Final Award Number for each Participant. The Committee shall determine the Company ROE Result by reference to the Company’s audited financial statements as of and for the year ending on the last day of the Performance Period. The Committee shall determine the Peer Group ROE Ranking by reference to publicly available financial information regarding the Peer Companies. Any determination by the Committee pursuant to this Exhibit A will be binding upon each Participant and the Company.

No Fractional Units

In the event the Final Award Number is a number of Units that is not a whole number, then the Final Award Number shall be rounded down to the nearest whole number.